FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226943-05

From:	Db Cmbs Deutsche Bank (DEUTSCHE BANK SECURI) [mailto:ddeutscheb33@bloomberg.net]
Sent:	Tuesday, November 19, 2019 12:51 PM
Subject:	COMM 2019-GC44 **LAUNCH** PUBLIC

COMM 2019-GC44 -- NEW ISSUE CMBS

NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS
& CO-LEAD MANAGERS:	DEUTSCHE BANK, CITIGROUP & GOLDMAN SACHS
CO-MANAGERS:	ACADEMY SECURITIES & DREXEL HAMILTON
RATING AGENCIES:	MOODY'S, FITCH & KBRA

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATING (M/F/K)	SIZE (MM)	C/E	WAL	LAUNCH	TARGET $PX
A-1	Aaa/AAA/AAA	23.338	30.000%	2.82	+42	~100
A-2	Aaa/AAA/AAA	138.840	30.000%	4.93	+62	~103
A-3	Aaa/AAA/AAA	55.469	30.000%	6.93	+94	~101
A-SB	Aaa/AAA/AAA	29.564	30.000%	7.24	+82	~103
A-4	Aaa/AAA/AAA	176.000	30.000%	9.76	+92	~101
A-5	Aaa/AAA/AAA	267.197	30.000%	9.93	+94	~103
A-M	Aa3/AAA/AAA	118.356	18.000%	9.93	+125	~103
B	NR/AA-/AA-	40.685	13.875%	9.93	+145	~103
C	NR/A-/A-	35.753	10.250%	9.93	+195	WAC (~100)

***PRIVATE CERTIFICATES***

CLASS	RATING (M/F/K)	SIZE (MM)	C/E	WAL	LTV	DY
D	NR/BBB/BBB+	23.425	7.875%	9.93	52.4%	11.4%
E	NR/BBB-/BBB-	18.493	6.000%	9.93	53.5%	11.2%

ANTICIPATED TIMING:
ALLOCATIONS:	1:00PM EST
PRICE:	1:45PM EST

DEUTSCHE BANK TRADING DESK CONTACTS:
RYAN HORVATH	212-250-5149
DAN PENN	212-250-5149
JIM MURPHY	212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS:
RAUL OROZCO	212-357-8910
MATT PERRY	212-902-1070

GOLDMAN SACHS SYNDICATE DESK CONTACTS:
SCOTT WALTER	212-357-8910
ALEX SMITH-CONSTANTINE	212-902-1070

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The issuer has filed a registration statement (including a prospectus) with the
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invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
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